INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-72127 of United Parcel Service of America, Inc. (predecessor to United Parcel Service, Inc.) on Form S-8 of our report dated May 1, 2001, appearing in this Annual Report on Form 11-K of UPS Qualified Stock Ownership Plan for the year ended December 31, 2000.



/s/ Deloitte & Touche LLP
June 28, 2001
Atlanta, Georgia